SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event): August 1, 2008
Calais Resources, Inc.
(Exact Name of Registrant as Specified in its Charter)

British Columbia	0-29392	98-0434111
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)
4415 Caribou Road — P.O. Box 653 – Caribou, Nederland, CO 80466-0653
(Address of Principal Executive Offices) (Zip Code)
(303) 258-3806
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.
On August 1, 2008, the Corporation and its wholly owned subsidiary, Calais Resources Colorado, Inc., a Nevada corporation (“Calais-Colorado”) entered into a Note and Trust Deed Modification Agreement (the “Loan Modification Agreement”) with Duane A. Duffy, Glenn E. Duffy, James Ober, and Luke Garvey (the “Lenders”) modifying a prior note, dated August 11, 2005, in the principal amount of $807,650.11 from the Corporation and Calais-Colorado to the Lenders (the “Note”), which Note was originally due and payable in full on October 1, 2006. The Note was previously modified as of March 31, 2008, March 31, 2007 and December 1, 2007, to extend repayment terms and recapitalize principal and interest accrued through the date of each modification.
Pursuant to the Loan Modification Agreement, all principal and accrued interest due under the Note through July 31, 2008 was recapitalized into a new principal amount of $816,800.97 that will accrue interest at a rate of 15.9 percent per annum. In consideration of the modification of the terms of the Note, the Loan Modification Agreement provides that Calais Companies shall make an initial payment of $12,500 on August 1, 2008, and thereafter pay, on or before the first day of each of the four succeeding months, commencing September 1, 2008, the sum of $12,500 for a total of $62,500. The remaining amount due and payable under the Note after August 1, 2008, together with all interest accruing thereon to the date of such payment, will be due in a lump sum payment on or before December 31, 2008 There is no penalty for prepayment of the Note, and the Note remains secured by a deed of trust encumbering certain real property owned by the Corporation in Boulder County, Colorado, known as the Caribou Townsite and Mine. The Calais Companies also agreed to pay Lenders a loan extension fee of common stock and warrants, as described in Item 3.02 below.
There is no material relationship between the Corporation, Calais-Colorado, or their respective affiliates and any of the Lenders, other than in respect of the Note, as amended, and the transactions related thereto.
Item 3.02. Unregistered Sales of Equity Securities.
On August 1, 2008, the Corporation sold to Duane A. Duffy, an accredited investor, as a loan extension fee in exchange for the modification of the terms of the Note, as described in Item 1.01 above, 412,225 shares of the Corporation’s common stock, and 412,225 warrants, each such warrant to purchase one share of common stock at any time prior to August 1, 2013, at an initial exercise price of US$0.12 per share.
On August 1, 2008, the Corporation sold to Glenn E. Duffy, an accredited investor, as a loan extension fee in exchange for the modification of the terms of the Note, as described in Item 1.01 above, 412,225 shares of the Corporation’s common stock, and 412,225 warrants, each such warrant to purchase one share of common stock at any time prior to August 1, 2013, at an initial exercise price of US$0.12 per share.
On August 1, 2008, the Corporation sold to James Ober, an accredited investor, as a loan extension fee in exchange for the modification of the terms of the Note, as described in Item 1.01 above, 98,275 shares of the Corporation’s common stock, and 98,275 warrants, each such warrant to purchase one share of common stock at any time prior to August 1, 2013, at an initial exercise price of US$0.12 per share.
On August 1, 2008, the Corporation sold to Luke Garvey, an accredited investor, as a loan extension fee in exchange for the modification of the terms of the Note, as described in Item 1.01 above, 98,275 shares of the Corporation’s common stock, and 98,275 warrants, each such warrant to purchase one share of common stock at any time prior to August 1, 2013, at an initial exercise price of US$0.12 per share.
No underwriting discounts were received or commissions paid by the Corporation in connection with the sales reported herein, and all sales resulted from private placement transactions exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAIS RESOURCES, INC. (Registrant)
August 12, 2008	By:	/s/ David K. Young
David K. Young, Chief Executive Officer